Exhibit 99.1

Operator:Good morning ladies and gentlemen and thank you for standing by.  Welcome to the Sunstone Hotel Investors Fourth Quarter Conference Call.  At this time all participants are in a listen-only mode.  Later we will conduct a question and answer session and instructions will be given at that time.  I would like to remind everyone that this conference is being recorded today 22nd February 2017 at 9 A.M., Pacific Time.  I will now turn the presentation over to Mr. Aaron Reyes, Vice President of Corporate Finance.  Please go ahead.

Aaron Reyes:Thank you Priscilla, and good morning everyone.  By now you should have all received a copy of our fourth quarter earnings release and supplemental which were released yesterday.  If you do not yet have a copy, you can access them on our website.  Before we begin I would like to remind everyone that this call contains forward-looking statements that are subject risk and uncertainties including those described in our prospectuses, 10-Qs, 10-Ks and other filings with the SEC which could cause actual results to differ materially from those projected.  We caution you to consider those factors in evaluating our forward-looking statements.

We also note that this call may contain non-GAAP financial information including adjusted EBITDA, adjusted FFO and hotel adjusted EBITDA margins.  We are providing that information as a supplement to information prepared in accordance with Generally Accepted Accounting Principles.  With us on the call today are John Arabia President and Chief Executive Officer, Bryan Giglia, Chief

Sunstone Hotel Investors, Inc. - Fourth Quarter Conference Call

Financial Officer and Marc Hoffman, Chief Operating Officer.  After our remarks, we will be available to answer your questions.  With that I would like to turn the call over to John.  Please go ahead.

John Arabia:Good morning everyone and thank you for joining us today.  In some quarterly calls there's little to discuss other than a routine update of operating fundamentals and quarterly earnings.  Given recent events, this isn't a typical quarter as fourth quarter operating fundamentals and earnings materially exceeded our expectations and the recent increase in our share price and corresponding reduction in our cost of capital, have increased our appetite to acquire high quality hotel real estate after being a net seller of hotels for nearly two years.  Furthermore, the recent sale of another hotel at a low yield and various other financing transactions leave us with significant optionality and external growth capacity that represents unrecognized earnings potential for our shareholders.

I'm sure one of the biggest questions in many investors' minds is whether or not there's been improvement in hotel operating fundamentals since the presidential election.  The simple answer to this question is this.  It is too early to tell whether the recent uptick in various elements of our business is sustainable.  And there remains a wider than normal range of potential outcomes for 2017 RevPAR and EBITDA, including potentially negative outcomes.  That said, we are more optimistic about our 2017 prospects now than we were three months ago.  So let's discuss some of these trends, both positive and negative beginning with our fourth quarter operating results.

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We are pleasantly surprised by stronger than anticipated revenue growth and profitability during the fourth quarter of 2016.  Our quarterly operating results, which include total portfolio RevPAR revenue growth of 1.6%, exceeded our expectations and surpassed the midpoint of our guidance range by nearly 260 basis points.  This stronger than anticipated topline growth, combined with lower than expected costs related to energy, property tax and corporate overhead, resulted in fourth quarter adjusted EBITDA and adjusted FFO per diluted share materially exceeding the top end of our guidance range.  Overall, the operating environment in the fourth quarter was more constructive than we had expected when we spoke in early November.  Although admittedly, our expectations were low coming off of three quarters of deteriorating RevPAR growth largely resulting from softer than anticipated transient pricing.

During the fourth quarter our total portfolio average daily rate increased 160 basis points while occupancy remained flat at 77.8%, resulting in portfolio RevPAR growth of 1.6%.  In a reversal from the second and third quarters, transient demand was stronger than group demand and we had a bit more success pushing both transient and group rates.  Group revenues for the quarter came in lower by 2.8%, on a 5.3% decline in room nights relative to prior year, while average group rates increased approximately 2%.  Nearly 300 basis points of our decline in group demand can be attributed to our two Houston hotels which experience a significant slowdown in one of the recurring training groups which produced approximately ten thousand fewer low-rated group room nights than they did a year ago in the fourth quarter.

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As discussed on the call last quarter our fourth quarter guidance assume that actualized rooms as a percentage of their group blocks would be lower than the historic average.  However, the fourth quarter actual group slip percentage of nearly 84% came in within our historic norm of 83% to 85% and exceeded our internal forecast of 79%, which on our last call, we said could prove to be conservative.  Additionally, banquet and audio visual spend per group room was up nearly 4% in the quarter.  These two data points related to group attendance and group spend suggest the group business remains healthy.  Transient and contract demand was stronger than expected and back filled for the declining group room nights during the quarter.

Transient and contract demand increased 2.7% while rates increased by 1.2%.  Transit demand was healthy in several markets in the quarter including Washington DC, Times Square, Baltimore and Orlando.  Turning to margins, during the fourth quarter comparable hotel EBITDA margins contracted by 80 basis points as sub-2% RevPAR growth was not enough to maintain margins despite property cost controls, operational efficiencies and lower energy costs and real estate taxes.  Normalizing for the ground rent increase at the Hilton San Diego Bayfront, margins for the quarter would have decreased by approximately 30 basis points.  On a full year basis, hotel EBITDA margins contracted by 30 basis points and adjusting for the Bayfront ground rent increase, full year 2017 margins would have been up 20 basis points.

For the full year RevPAR growth was an anemic 70 basis points for our entire portfolio.  Adjusting for approximately $12 million of rooms revenue

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displacement at our Boston Park Plaza and Wailea Beach Resort, our RevPAR growth would have been approximately 2.3%.  While group room nights decelerated in the fourth quarter, we still achieved a record 1.37 million group room nights for the year, the highest number of group room nights on record for our portfolio.  As for 2017, we expect our portfolio to generate RevPAR growth of 50 to 350 basis points, coming from ADR growth at 18 of our 27 hotels and robust ADR and occupancy growth in Wailea and Boston as they continue to ramp up.  At the end of January, our 2017 group pace for the entire portfolio was roughly flat.  However, without the two Houston hotels which in the previous year included significant group reservations that did not materialize, our portfolio pace is up almost 3%.  While one month does not make a trend, we were encouraged with our January short-term group bookings as in the month for the quarter group bookings increased by over 25%.  Furthermore, at the end of January approximately 75% of our forecasted group room nights for the full year have been identified.  This figure is 230 basis points ahead of where we stood at the same time last year as we have worked with our operators to group up at several of our hotels.  Overall, we expect our hotels in San Francisco, New York City, Portland, Houston and Chicago to underperform the portfolio.  While hotels in Los Angeles and the rest of Southern California, Wailea, Washington DC, and Boston are expected to provide outsized growth.

More importantly, we're pleased with the initial results from our two recently completed repositionings.  Boston Park Plaza continued to ramp up during the fourth quarter.  Group revenues grew 12% in the quarter on a 2% increase in

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group room nights and a 10% growth in group ADR.  The growth in group ADR is encouraging as we sought to generate more production in the higher rated corporate segments through the repositioning effort.  Additionally, 2017 pace remains very strong at the hotel, up 31% from a year ago as we look to achieve the most group rooms at the highest group ADR ever attained at this hotel.  We're also pleased with the efforts of our on property sales team as they produced 23% more group room nights in 2016 than they did in 2015 and produced more than double the group room nights than was the case five years ago.  As those of you who have seen this beautiful hotel know, we have fundamentally changed this asset and improved its long-term earnings power.

Even more exciting is our post renovation performance at the Wailea Beach Resort.  Following the substantial completion of the renovation in late December, the hotel not only looks incredible, but more importantly, has begun to ramp up nicely.  Average rate at the property in December was up $100 or nearly 32% from last year.  Building off a strong finish in 2016, the Wailea Beach Resort continues to grow rate in January and relative to its competitive set, is closing the rate gap faster than we anticipated.  January RevPAR increased by 25% over the prior year.  The increase was made up of a $90 increase in transient rate and a 3% increase in room nights.  2017 group pace is up approximately 15% coming primarily from increases in ADR.  Similar to the trends witnessed at the Boston Park Plaza, the remixing of the group clientele is a slower process than is the case with transient demand, but over time we expect it to result in a more profitable customer that has a higher food and beverage contribution.  Together these two

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hotels are expected to deliver outsized RevPAR growth in 2017 and produce combined EBITDA that is $16 million greater than they did in 2016, excluding the impact of the Marriott cash flow guarantee.

Now I'll shift gears and talk a little bit about our current investment environment and our capital allocation strategy.  As you know we have said repeatedly since early 2015, that we were more likely than not to be a net seller of assets.  Including the recently announced sale of the Fairmont Newport Beach for $125 million, we have sold approximately $735 million of assets over the past eighteen months at a weighted average trailing EBITDA multiple of over 22 times.  Given our significant cash balance and access to multiple forms of reasonably priced capital, our appetite for acquisitions of high quality real estate has increased.  We continue to look for and underwrite hotel investments, although we were not alone, and the level of competition for acquisitions has increased as well.

While acquisitions for Sunstone have become more in focus, it is important to note that we are likely to continue to sell hotels that no longer meet our investment criteria or hotels that we can achieve a price well in excess of our internal valuation.  While we cannot promise anything, we hope that 2017 is active both buying and selling hotels resulting in a higher quality portfolio, earnings growth stemming from our significant liquidity position, while at the same time maintaining significant financial strength and optionality.

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In summary, our portfolio is well positioned to deliver outsized relative earnings growth in 2017, particularly with the anticipated contributions of our repositioned Boston and Wailea hotels and our low-levered balance sheet, material investment capacity and access to reasonably priced capital, position us well to increase earnings through disciplined external growth.  With that, let me turn the call over to Bryan for more details on various capital transactions as well as additional details regarding our 2017 earnings guidance.  Bryan, please go ahead.

Bryan Giglia:Thank you John and good morning everyone.  I would like to start by reviewing the financing transactions that we have executed since the beginning of the fourth quarter.  In December, we completed a $240 million private placement of senior notes which have a weighted average interest rate of 4.74% and staggered 9 and 11-year maturities.  The notes funded in January of this year and we utilized the proceeds along with cash on hand to fund their early repayment of two mortgage loans totaling $242 million and which together had an average interest rate of 5.58%.  We expect to generate over $2 million in annual run-rate interest savings from these transactions.  In the fourth quarter, we also issued approximately 3.6 million shares of our common stock for approximately $55 million of gross proceeds under our at-the-market common equity offering program.  Including the impact of the above transactions and taking into consideration the net proceeds received from the sale of the Fairmont Newport Beach and the payment of our common and preferred dividends, our pro forma unrestricted cash balance as of the fourth quarter was approximately $440 million.  As of the end of the year, we had approximately $1.2 billion of consolidated debt

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and preferred securities outstanding on a pro forma basis.  Following the completion of our recent financings, we have extended the weighted average term to maturity of our in-place debt from 4 years to 6 years and decreased our weighted average interest rate to 4.17%.  Our variable rate that as a percentage of total pro forma debt stands at 22% and 43% of our debt is now unsecured.  We have 22 unencumbered hotels that collectively generated $240 million of EBITDA in 2016, and nearly 70% of our total 2016 property level EBITDA is now unencumbered.  In addition to our cash on hand, we have an undrawn $400 million credit facility and no debt maturities before August 2019.  Our balance sheet is the strongest it has ever been, and we retain considerable flexibility to take advantage of opportunities as they present themselves.

Now, turning to first quarter and full year 2017 guidance.  A full reconciliation can be found on page 22 of our supplemental as well as in our earnings release.  For the first quarter, we expect total portfolio RevPAR to increase between 2.5% and 4.5%.  We expect first quarter adjusted EBITDA to be between $61 million and $64 million and adjusted FFO per diluted share to be between $0.19 cents and $0.21 cents.  For the full year we expect total portfolio RevPAR to grow between a 0.5% and 3.5%.  This guidance reflects all 27 of our hotels and we currently estimate that the Wailea Beach Resort will contribute 150 to 200 basis points of the total portfolio growth as the hotel benefits from the recently completed renovation.  Our full year 2017 adjusted EBITDA guidance ranges from $306 million to $330 million, and our full year adjusted FFO per diluted share ranges from a $1.09 to a $1.19.  Similar to the approach we took in late 2016 which

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proved to be somewhat conservative, our 2017 guidance assumes a group slippage percentage slightly below that of the historic average.  Furthermore, our RevPAR does not assume a meaningful acceleration in business travel.

Now turning to dividends, our Board of Directors has declared a $0.05 per common share dividend for the first quarter.  Consistent with our practice in prior years, we expect to continue to pay a regular quarterly cash dividend of $0.05 per share of common stock throughout 2017.  To the extent that the regular quarterly common dividend for 2017 does not satisfy our annual distribution requirements, we would expect to pay a catch-up dividend in early 2018 that would generally be equal to our remaining taxable income.  In addition to the common dividend, our Board has also approved the routine quarterly distributions are both outstanding preferred securities.

With that, I would now like to open the call to questions.  Priscilla, please go ahead.

Operator:And at this time if you would like to ask a question please press the * and 1 on your touchtone telephone.  You may withdraw your question at any time by pressing the pound key.  Once again to ask a question please press the * and 1 on your touchtone phone.  And we'll take our first question from Smedes Rose with Citi.  Your line is open.

Smedes Rose:Hi, good morning.  I wanted to ask you just two quick questions.  You gave some guidance around your expectations in Hawaii and I think you said $16 million of the incremental EBITDA from both the Boston and Hawaii assets.

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How do you think about the ramp at that hotel?  RevPAR was very strong but margin was relatively weak which I think is pretty typical, but how long do you think it would take to get fully stabilized there from now?

John Arabia:Sure, good morning Smedes.  Generally, at a property like that, we're looking at 18 to 24 months and so we believe, as I said in my prepared remarks, that the transient will come quicker.  Group will take a little bit longer but what we have seen there initially gives us hope that we will actually ramp a little faster than that.  I'll turn it over to Marc Hoffman.

Marc Hoffman:Yeah, Smedes good morning.  We are very pleased on the transient side and the group side.  I think given the nature of this complete repositioning, similar to Boston, we are investing in heavy training with the manager, lots of things around the customer really to set the goal.  Our TripAdvisor scores have just gone up incredible.  The resort now is the number one ranked resort within all of Marriott and previous Starwood resorts among Marriott.  So keeping the positioning high will help drive long-term rate and profitability.

Smedes Rose:Thanks and then John as you look at your portfolio now and you guys have talked about maybe looking at some acquisitions and pursuing I guess just more dispositions as well.  What sort of percent of your portfolio now do you sort of view as core and what percent would you, you know all other things being equal, would you like to be able to kind of turn over?

John Arabia:Very good question, Smedes.  I would say as we pursue a strategy of investing in long-term relevant real estate, when we look at our portfolio, the top

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portion of our portfolio where most of our asset value resides, it's more than half of our portfolio, but when you take a look at actual value it's much more significant than that.  And many of you have heard me say before that just our investment, not current market value, but just our investment in our last three acquisitions of Boston, Hyatt Regency and Wailea are investments of $1.1 billion.  When I take a look at, for example, the bottom third of our portfolio, that bottom third of our portfolio makes up roughly, by our math, call it 10% to 15% of total asset value.  And so we are very heavily weighted, and you can do this in our supplemental in taking a look at where our real asset value is, but I think over, as we've been doing, over time, I think what you'll see us do is shift out of many of those assets at the bottom portion of our portfolio.  Although keep in mind that the total value there isn't as significant as our top assets.

Smedes Rose:Okay that's helpful.  Thank you.

John Arabia:Thanks Smedes.

Operator:Thank you.  We’ll go next to Shaun Kelly with Bank of America.  Your line is open.

Shaun Kelly:Hey good morning guys.  John, I wanted to see if I could dig in a little bit deeper on your core trend trying to exclude some of the moving pieces about what's going on with Wailea and Boston to some extent.  When we back in to at least high-level numbers around that, it seems to imply probably a core EBITDA decline year-on-year, maybe somewhere in the low single digits between 3% and 4%.  I'm curious, if A, that sort of jives with the math or numbers that you guys

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are looking at.  And then B, it seems like with what we're seeing with some of the peers this morning, they're probably, on similar RevPAR growth, seeing a slightly lower decline than that.  I'm wondering if there are any specific issues to Sunstone, be it property taxes or anything else or just general conservatism to kind of bridge a little bit of that delta?

Bryan Giglia:Good morning Shaun, it’s Bryan, I'll take the first part of that.  Looking at our guidance range, and last year we used a 300 basis point range, we felt that with the uncertainty that's out there now, that a wider than average range, I think the majority of the group uses a 200 basis point range, that it just was warranted again based on the uncertainty.  And, as we said in the prepared remarks, based on what we saw in the fourth quarter, we really haven't increased our expectations based on that one quarter of stronger than anticipated growth.  It takes longer for that to work its way through the system to be able to really have confidence that it would be something that would continue.  And so, if we see that trend continue into Q1, then the potential of the wider range and the potential of there being some conservatism in those numbers is quite possible.  Again, I think we need to see some time for it to work out to either tighten that range or change the outlook but again, not enough time has passed.  As far as one-time expenses, going through the larger items, real estate taxes, our expectations is low single digit, 3% to 5% growth in that this year, no real big one-time hits.  Salaries and wages and benefits will be up as you would expect comparable to others.  Heat, light and power and energy expenses, something that we've had some success with some investment over the years, we're forecasting up, but that had proven to be down in

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prior years.  It will depend, but if we have a good year with no surprises or negative surprises on the real estate tax and insurance front, the margin performance could be slightly better.

Shaun Kelly:Great.  Okay thanks for that Bryan.  And then I guess my second question is just sort of on the Wailea ramp.  I am just curious on overall the Hawaii backdrop at this point sort of heading into 2017.  We know it's a low supply market.  You know kind of what’s your, and I believe a competitor this morning or a peer this morning was also calling out some strength for Maui, I mean just what’s your high-level kind of macro view towards Hawaii when we sort of weigh a strong dollar and specifically how much that might mean to Maui versus no supply, and sort of a broader probably a pretty strong target market coming from California?

Marc Hoffman: Thanks, Shaun, I'll speak to the operations and I'll let John talk to the dollar.  Obviously no supply, great airlift pricing, the continued low fuel costs for airlines has resulted in really all time low pricing of flights from the predominant markets which is West Coast including Dallas and Chicago.  The volume of business from the outer islands is very strong.  We have very positive signs and believe that will continue and group coming into Wailea when you look at Demand360 and TravelClick for the year is also very strong.

John Arabia:Yeah it’s John here.  When you take a look at Maui you have to remember that Maui is a little different than visitation when it goes to Oahu.  And that is, while Oahu has a very meaningful inbound travel from Asia, the island of Maui,

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partially because of the length of the airstrip, and also just because of some of the amenities are different than Waikiki and Oahu.  The visitation from the United States represents over 75% of total visitation, significantly more than you see in Oahu and some of the other islands.  In fact, the largest inbound international visitation is actually from Canada.  And so as Mark said, the island of Maui has actually been very strong and is expected to continue to be strong.  We have seen significant increase in airlift particularly from San Francisco airport.  We feel very good about not only the island itself, the way we see it now, but also our ability to successfully execute our business plan which was, as many of you have heard me say, buy the worst house on the best street and fix the house and just close the rate gap between where the hotel was performing and where the other hotels that sit immediately adjacent to us are performing and have been for some time.  So, and thus far, as Mark said, we’re encouraged by our recent results that are actually better than our expectations.  So a lot of work by Mark and the entire team on that asset and thus far we’re enthusiastic.

Shaun Kelly:Thank you very much.

Operator:Thank you.  And we’ll go next to Chris Woronka with Deutsche Bank.  Your line is open.

Chris Woronka:Hey good morning guys.  Bryan, I guess first a housekeeping question for you.  Thanks for giving us the estimated impact of Wailea, but on the first quarter can you share that same difference in terms of RevPAR and also maybe the margin difference for the whole year?

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Bryan Giglia:Yeah on Q1, one second while I pull that, the Wailea impact on the portfolio is roughly 80 basis points for RevPAR.

Chris Woronka:Okay.

Bryan Giglia: Full year we gave you that range on the margins, it’s around, you know what, give another question and let me look at one other thing and then I'll get back to you on that.

Chris Woronka:Sure I guess maybe a question for John.  John we've heard, you guys are probably the third hotel REIT call this morning, we’re hearing about increased appetite for acquisitions and while stock buyback authorizations are in place, they're not really being carried out.  So, I guess the question is, does it necessarily mean a change in view on the cycle or does it have more to do with cost of capital?  And the second part of that would be, are you willing to do something on a disruptive kind of like you did in Boston and Wailea now, or is that different versus when you started those two?

John Arabia:Yeah Chris good morning, a few questions there.  Yeah, I think it's a very good question about whether or not in this cycle we are seeing maybe an extended cycle, and I think that tends to be the consensus view now and the biggest change since the presidential election.  Clearly, share price increase is refocusing people's attention on acquisitions.  Whereas as we've talked many times in the past, it was difficult to fund an external growth strategy considering most of the hotel REITs were trading at fairly notable discounts to net asset value.  If you remember back in the early part of 2016, several of us were trading at what most of us thought

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were twenty plus percent discounts to NAV.  With a significant increase in share price, I think it has shifted peoples focus as I said earlier more to acquisitions.  However, I think we all need to be mindful, or at least we are mindful, that no matter how you look at it, even if you believe there are extra innings in this cycle, we're still later cycle and that has to be taken into your calculus when buying long-term real estate.  So as I said in the prepared remarks, you know we will endeavor to acquire.  Robert Springer, our Chief Investment Officer, and team, and the rest of us are actively underwriting acquisitions but as I also said, it is a competitive market.  We have seen our REIT brethren show up at many of the hotels that we’ve been looking at.  So it will be interesting to see how this all plays out over the next year particularly with the backdrop of volatility in both operating fundamentals and our cost of capital.

Bryan Giglia:Hi Chris, the impact on margins for the full year from Wailea would range from about 40 to 70 basis points.

Chris Woronka:Okay that's great.  Very good, thanks guys.

Operator:Thank you.  We will go next to Lukas Hartwich with Green Street Advisors, your line is open.

Lukas Hartwich:Thanks.  Good morning guys.

John Arabia:Hey Lukas.

Lukas Hartwich:I was hoping you could touch on why you tapped the ATM given the company’s sizable cash balance?

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John Arabia:Sure, a very good question.  You know we accessed the equity markets in December following an increase in our share price.  Despite already having a pretty notable cash balance, we believed then, as we believe now, that we are likely to acquire high quality real estate in the medium to near term.  You know having that cash on hand and having access to that significant buying power we believe actually makes us a far more credible buyer within this marketplace because we're able to do things like waive financing contingencies which buyers today are taking a fairly hardline approach against.  I'd also suggest to you that in December we were unsure of whether or not the Fairmont Newport Beach would actually close for various reasons.  So clearly Lukas, we are sitting on a much higher cash balance than would normally be the case, however, given certain things that we're considering, we thought it was prudent and we will endeavor to recognize the earnings potential of that cash for the benefit of our shareholders.

Lukas Hartwich:That's helpful and kind of along the same lines, how does the company think about the right cash balance?  Do you guys have an explicit target or is it more organic than that?

John Arabia:You know it's probably a little bit more art than science, Lukas and the good thing is I think that that would be a far greater focus, having a specific cash balance, if we were more highly levered, and if we had more significant near-term debt maturities.  The simple fact of the matter is we don't have a debt maturity until August 2019, we can defend any one of our notes coming due which isn’t for a long time and we're producing free cash flow.  We always have the ability if for some reason the operating fundamentals deteriorate, we could make modest

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modifications to capital expenditures so we have a lot of break points.  So I would say particularly given all the covenant room and our credit facility, our relationship with our bank group which is sterling, we can actually go down to a pretty low cash balance to operate the company without taking on I’d say any material risk.

Lukas Hartwich:That was helpful.  And then lastly it looks like you rebranded your Hyatt in Chicago.  Can you talk a little bit more about that and did you receive any incentives?

Marc Hoffman:Chris it's Marc Hoffman, thanks.  Yeah, the rebranding of Hyatt Chicago is really an internal issue among Hyatt.  As you may know they created Hyatt Centric as a way to differentiate between Hyatt and Hyatt Regency and they basically did away with the Hyatt brand.  So core urban Hyatt's and unique locations became Hyatt Centrics.  And the remaining Hyatt’s became Hyatt Regency’s.  Hyatt did pay for all of the costs related to that such as signage, uniform changes, amenities, that kind of stuff and we continue to be pleased with that hotel the way it works.

Lukas Hartwich:Great, thank you.

Operator:Thank you.  And we'll take our next question from Thomas Allen with Morgan Stanley.  Your line is open.

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Thomas Allen: Hi.  You gave some positive commentary just around Wailea RevPAR growth, I think it was up 25% in January and then group production in January.  Could you talk about what overall RevPAR growth was in January?  Thanks.

John Arabia:Let’s see, Wailea.  Let’s start this way, in January our total portfolio RevPAR was up 8.1%.  Without Wailea it was 6.9%.  Keep in mind though, that we had significant benefit from inauguration.  When you take a look at if you backed out Wailea and our D.C. Renaissance, Baltimore and Tyson’s, our portfolio was up about 2.5%.  In January, Wailea was.

Bryan Giglia:Wailea was up about 25% in January.  As John said because the inauguration, the DC region was ranging up from low teens to DC Renaissance up over 50% up the month.

Thomas Allen:Okay, so I mean so ex-DC and Wailea, January RevPAR is up 2.5%.  Fourth quarter RevPAR is up 1.6% and significantly outperformed your expectations.  I guess why not more optimistic about 2017 RevPAR growth?

John Arabia:  Yeah Thomas, as I said it’s too early.  You know we have seen an uptick.  We've seen an uptick clearly in certain group elements of our business.  We've seen an uptick in our ability to move transient pricing.  But keep in mind we're talking about a couple of months of data points, maybe two.  Now given how volatile this business is and what we continue to believe a volatile world.  We're going to take wait and see approach in terms of making any upward changes in our guidance.

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Thomas Allen:Helpful, thank you.

John Arabia:Sure, thank you.

Operator:Thank you and we’ll take our next question from Ryan Meliker with Canaccord Genuity.  Your line is open.

Ryan Meliker:Hey good morning guys or good morning out there.

John Arabia:Hey Ryan.

Ryan Meliker:I wanted to piggy back off of I think it was Lukas’s question earlier regarding the ATM issuance in December.  I understand that you weren't sure about the Fairmont closing then, but even so, you still had from your press release about $380 million in cash on hand, adjusting for the equity issuance you're still talking about over $320 million in cash and undrawn credit facility.  So, I mean I'm just trying to get a better understanding of what prompted you guys to pull the trigger on the ATM.  Was it just that you thought the pricing was attractive?  Was there a deal that you were really close to getting that for one reason or another it didn't materialize as opposed to necessarily something in the near to medium terms.

John Arabia:Yeah I thought the cost of that equity was reasonable, but we continue to work on various initiatives.  If we knew we had absolutely no chance of deploying that we wouldn't have raised it.  You know we're not in the cash business.  We're in the hotel business.  But we are endeavoring to put that to

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work.  We thought the cost of equity was reasonable.  And you know as our typical business practice we don't really talk about much until it occurs, so.

Ryan Meliker:Yeah which I understand.  So I guess to ask it another way, is there something, is there a specific transaction that that capital was raised for?

John Arabia:To be determined.

Ryan Meliker:Okay fair enough.  That's helpful.

John Arabia:Sorry about that Ryan.

Ryan Meliker:I'm just trying to get a better understanding of how you're thinking about raising equity at prices, you know just my fear is it puts a little bit of a ceiling on the stock if equity is being raised without a particular use for proceeds.  So hopefully we'll get some light shed on that use of proceeds in the near term.  Well I guess the only thing I wanted to touch upon was you know excluding Wailea I am just trying to get a better sense of kind of how you think your portfolio is positioned relative to the broader market.  I understand that you've got some conservative guidance assumptions, and I think a lot of that makes sense and it's prudent.  Are you expecting excluding the Wailea impact for your portfolio to come above, below inline, the major market you know performance this year?  You know obviously major market performance being up in the year based on what you talked about with economic growth and uncertainty in the administration, etcetera?

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John Arabia:Ryan from what we've heard from the two competitors or two fellow REIT’s that have announced, I would say that excluding Wailea we are generally in line.  If you take a look at our RevPAR guidance of fifty basis points to 350 basis points and just quick math, Bryan had talked about a 150 to 200 basis points of Wailea.  Just take off a 150 for simplicity; we’re at minus 1% to positive 2% using a slightly wider range.  I think that's fairly comparable to at least the headline numbers that I heard from our friends at DiamondRock and Host.  Although, I will tell you, that I have not dug into their information but it seems like the headline numbers are pretty close.

Ryan Meliker:No that makes sense.  I only asked because they are close but you guys seem to have materially lower supply growth across your portfolio than those other guys do.

John Arabia:I can't really comment on their supply numbers.  Keep in mind that we have taken a fairly dim view, for example, in San Francisco.  I think there's some chatter or expectations out there that RevPAR could be flat in San Francisco.  That's not something we believe is the case given the changing dynamics of Moscone.  So Ryan my point of bringing that up is there's a lot of things that bubble up into those numbers.  We're comfortable with where we are.

Ryan Meliker:And then you know I guess just one last quick one with regards to the outlook for 2017.  Not to put you on the spot here John, but I think over the past three years you guys have exceeded quarterly EBITDA guidance for now twelve straight quarters or eleven of the past twelve quarters.  And I say exceeded, I

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mean exceeded the high end of the range.  Is there anything in terms of how you're guiding in 2017 that is different from how you've guided in the past?

John Arabia:Not really.  You know Bryan had mentioned we are, let me just give you a couple of data points.  We’re assuming a slightly wider than normal slip rate on our groups.  We're assuming that the recent uptick in January and let's say December, we're taking a wait and see approach on that.  But through our typical rigorous budgeting process, where people from senior management, our asset managers attend every budget meeting, challenge, work directly, help change grouping strategies, pricing strategies what have you.  That's how we come to these numbers.  So I would say that no real change in how we've done it over the past several years.

Ryan Meliker:Okay that's it for me.  Thanks, John.

John Arabia:Thanks Ryan.

Operator:Thank you.  And we’ll go next to Michael Bellisario from Baird.  Your line is open.

Michael Bellisario:Thanks, good morning guys.

John Arabia:Hey Michael.

Michael Bellisario:Just following up on your comment on San Francisco.  Has your view of the market for 2017 changed at all?  What are you seeing at your property in

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terms of pace?  And then also what are the risks that you might see that might prevent you from hitting your budgeted numbers at the property?

John Arabia:So let me talk first about what our expectations are for, I'm sorry, hold on one second,  Michael let me get a pace number first.  Our most recent pace is down mid-single digits at the hotel and that has fallen off fairly meaningfully as time has gone on.  I would anticipate the following in San Francisco.  As there are something to the extent of 20 to 25 fewer compression days coming out of Moscone, that the big box hotels will be more competitive in trying to backfill with either in-house group or with transient.  And what our expectation is and what we've seen in other markets where something like this has transpired, is the secondary impact is you generally have a decline in transient rate.  Now we believe that the blow to us should be softer because we do have in-house group somewhat to fall back on albeit the pace is lower.  Those that have high transient strategies, I think might incur more difficulties than we do, but we shall see.

Operator:Thank you.  We'll go next to Bill Crow with Raymond James.  Your line is open.

Bill Crow:Hey good morning guys.  John, I always like your commentary on M&A and I think it’s probably timely given the activism that we've seen from some institutional shareholders as well as yesterday's hostile bid.  I wonder if that changes your perspective for M&A within the sector as you think forward whether it's a year or three years or five years?

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John Arabia:The specific transaction announced yesterday does little to change our view on M&A.  It is something that I think for the industry would be beneficial.  I do believe that with the right combination it could add shareholder value.  I am surprised in the roughly twenty years I've been in this business that it has not occurred with the exception of potentially if you want to count the Apple REIT transactions.  You know obviously social issues are an impediment.  But given the current landscape, I am hopeful that over the next couple of years we could see a bit of M&A, that's a gut feel and I don't have anything to point to.  But I do believe that perhaps the industry is at a time where M&A could make more sense.

Bill Crow:How do you think about it as a CEO when you see the activism really ramp up over the last few years?  Has that changed the dynamics of how you think about running the company?

John Arabia:For us, no.  Our board and management team are highly aligned on this. Bill, as you know, we are incredibly shareholder friendly.  And we believe very strongly that our best defense is a great offense.  And while that might sound cliché, you know we do not have the weapons of mass entrenchment.  We have a very shareholder-friendly corporate governance.  We have very good relationships with our shareholders.  At end of the day we know who runs this company, and you know why we run this company.  It’s for shareholders.  So you know I feel very comfortable with that stance and you know that if we mess up, well shame on us.  And you know if somebody has a better idea let them come in.  But we feel very comfortable with our relationship with our shareholders.

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Bill Crow:Okay and I was thinking you know almost the opposite of that which is some of the activists might look at you as being someone they could turn to it as a partner in shaking things up a little bit.

John Arabia:You know what, we've looked at things in the past.  We'll continue to look at opportunities whether they be property, portfolio or company.  We have the capacity and a lot of optionality.  Sometimes those larger transactions, I think people overlook some of the material costs related to those transactions, which would be changes in property taxes, transaction taxes, deal costs.  Those things add up.  But in any case, it would be something that we would look at with the right opportunity.  But it has to fit in to our portfolio strategy, our balance sheet strategy.  We're not just going to grow to get bigger.  That doesn't make any sense.

Bill Crow:Very good.  Thanks for the comment, thank you.

John Arabia:Thanks Bill.

Operator:Thank you.  We'll go next to Anthony Powell with Barclays.  Your line is open.

Anthony Powell:Hi, good morning guys.

John Arabia:Hi Anthony.

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Anthony Powell:Hi just one quick one from me just on leverage and acquisitions.  You obviously have a very low net debt to EBITDA ratio.  What leverage are you comfortable getting to given the current volatility in the cycle?

John Arabia:It really depends on the cycle.  We think of our leverage really more like an accordion.  Later on in the cycle, we would expect that that leverage declines, where we are now, a little bit higher than where we are now a little bit lower, that to us is all in the safe zone.  It takes away the defensive costs of a potential downturn.  It gives us optionality should there be a downturn.  I would fully anticipate that if there were or when there will be a downturn, that that leverage metric will pick up as we take advantage of opportunities.  So could we at one point see our leverage go up to five times, four and a half times?  Sure, I think it at the right stage that's completely manageable.  So again not to dodge the question, but we look at it as something that will change over time and as a result of industry dynamics.

Anthony Powell:All right, that's it for me.  Thank you.

John Arabia:Thanks Anthony.

Operator:Thank you.  And we'll go now to Bryan Maher with FBR and Company.  Your line is open.

Bryan Maher:Thank you.  And just to change topics a little bit.  John you were pretty vocal last year about you know how managers were dealing with the pricing, you know kind of on a nightly basis and potentially negatively impacting RevPAR.

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Do you’ve any updated thoughts on that?  Have they gotten better?  You know what are you seeing now?

John Arabia:We're moving in the right direction.  There have been endeavors by several of our operators to slowly but surely move to either cancellation fees in certain markets and try to implement strategies that are pushing more room nights to the lower cost avenues of sourcing that demand.  And so this is not something that's going to change overnight but we have been pleased.  Although we wish that it would happen overnight, we've been pleased that this has been a great topic of discussion at some of the larger-branded operators.

Bryan Maher:Okay thanks.

John Arabia:Thanks Bryan.

Operator:And I'm showing we have no further questions at this time.  I'd like to turn the call back to John Arabia for any closing remarks today.

John Arabia:Thank you everybody for the interest in our company.  We are around this afternoon.  If you have any follow-up questions, we greatly appreciate it, and have a great day.

Operator:This does conclude today's presentation. Thank you for your participation. You may disconnect at any time.

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